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CODE OF BUSINESS CONDUCT AND ETHICS

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MAGNEGAS CORPORATION

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I. INTRODUCTION

This Code of Business Conduct and Ethics (the “Code”) helps ensure compliance with legal requirements and our standards of business conduct. This Code applies to directors, officers and employees of MagneGas Corporation (the “Company”). Therefore, all directors, officers and employees of the Company are expected to read and understand this Code, uphold these standards in day-to-day activities, comply with all applicable policies and procedures, and ensure that all agents and contractors are aware of, understand and adhere to these standards.

Because the principles described in this Code are general in nature, each director, officer and employee should also review all applicable Company policies and procedures for more specific instruction and contact the Chief Executive Officer (“CEO”) with any questions.

The Company is committed to continuously reviewing and updating its policies and procedures. Therefore, this Code is subject to modification. This Code supersedes all other such codes, policies, procedures, instructions, practices, rules or written or verbal representations to the extent they are inconsistent.

II. COMPLIANCE IS EVERYONE’S BUSINESS

Ethical business conduct is critical to the business of the Company. Each director, officer and employee has a responsibility to respect and adhere to these practices. Many of these practices reflect legal or regulatory requirements. Violations of law or regulation can create significant liability for the violator, the Company, its directors, officers, and employees.

Part of the job and ethical responsibility of each director, officer and employee is to help enforce this Code. Each director, officer and employee should be alert to possible violations and report possible violations to the CEO. Each director, officer and employee must cooperate in any internal or external investigations of possible violations.

Reprisal, threats, retribution or retaliation against any person who has in good faith reported a violation or a suspected violation of law, regulation, this Code or other corporate policies, or against any person who is assisting in any investigation or process with respect to such a violation, is prohibited.

Violations of law, regulation, this Code, or other corporate policies or procedures should be reported to the CEO. Violations of law, regulation, this Code or other corporate policies or procedures by directors, officers or employees can lead to disciplinary action up to and including termination.

If you are trying to determine whether any given action is appropriate, use the following test:

Imagine that the words you are using or the action you are taking is going to be fully disclosed in the media, to your friends, your family and your colleagues, with all the details of your action(s), including your photo. If you are uncomfortable with the idea of this information being made public, perhaps you should think again about your words or your course of action.

In every situation, if you are unsure about the appropriateness of a course of conduct, please seek assistance by contacting the CEO.

III. YOUR RESPONSIBILITIES TO THE COMPANY AND ITS STOCKHOLDERS

A. General Standards of Conduct

The Company expects all directors, officers, employees, agents and contractors to exercise good judgment to ensure the safety and welfare of employees, agents and contractors and to maintain a cooperative, efficient, positive, harmonious, safe and productive work environment and business organization. These standards apply while working on our premises, at offsite locations where our business is being conducted, at Company-sponsored business and social events, or at any other place where any director, officer or employee is acting as a representative of the Company. Directors, officers, employees, agents or contractors who engage in misconduct or whose performance is unsatisfactory may be subject to corrective action, up to and including termination. Each director, officer and employee should review the Employment Handbook for more detailed information.

B. Applicable Laws

Each director, officer, employee, agent and contractor must comply with all applicable laws, regulations, rules and regulatory orders. Company directors, officers and employees located outside of the United States must comply with laws, regulations, rules and regulatory orders of the United States, including the Foreign Corrupt Practices Act and the U.S. Export Control Act, in addition to applicable local laws. Each director, officer, employee, agent and contractor must acquire appropriate knowledge of the requirements relating to his or her duties sufficient to recognize potential dangers and to know when to seek advice from the CEO on Company specific policies and procedures. Violations of law, regulation, rules and orders may subject a director, officer, employee, agent or contractor to criminal or civil liability, as well as to discipline by the Company. Such violations may also subject the Company to civil or criminal liability or the loss of business.

C. Conflicts of Interest

Each director, officer and employee has a responsibility to the Company, the stockholders and to each other to avoid “conflicts of interest”. Although this duty does not prevent a director, officer and employee from engaging in personal transactions and investments, it does require avoiding situations where a conflict of interest might occur or appear to occur. The Company is subject to scrutiny from many different individuals and organizations. Each director, officer and employee should always strive to avoid even the appearance of impropriety.

What constitutes conflict of interest? A conflict of interest exists where the interests or benefits of one person or entity conflict with the interests or benefits of the Company.

Conflicts of interest include, but are not limited to:

(i)	Employment/Outside Employment. In consideration of the appointment or employment with the Company, each director, officer and employee is expected to devote full attention to the business interests of the Company. Engaging in any activity that interferes with one’s performance or responsibilities to the Company or is otherwise in conflict with or prejudicial to the Company is prohibited. The Company’s policies prohibit any director, officer or employee from accepting simultaneous employment with a Company supplier, customer, developer or competitor, or from taking part in any activity that enhances or supports a competitor’s position. Additionally, each director, officer and employee must disclose to the Company any interest that may conflict with the business of the Company. Any questions on this requirement should be directed to a supervisor or the CEO.

(ii)	Outside Directorships. It is a conflict of interest to serve as a director of any company that competes with the Company. Although a director, officer and employee may serve as a director of a Company supplier, customer, developer, or other business partner, the Company’s policy requires approval first be obtained from the Company’s Board of Directors (the “Board”) before accepting a directorship. Any compensation received should be commensurate to the responsibilities of holding such position. Such approval may be conditioned upon the completion of specified actions.

(iii)	Business Interests. If a director, officer or employee is considering investing in a customer, supplier or competitor of the Company, great care must be taken to ensure that these investments do not compromise any responsibilities owed to the Company. Many factors should be considered in determining whether a conflict exists, including the size and nature of the investment; the ability to influence the Company’s decisions; access to confidential information of the Company or of the other company; and the nature of the relationship between the Company and the other company.

(iv)	Related Parties. As a general rule, conducting Company business with a relative or significant other, or with a business in which a relative or significant other is associated in any significant role, should be avoided. Relatives include, but are not limited to, spouses, parents, grandparents, siblings, aunts, uncles, nieces, nephews, cousins, step relationships, and in-laws. “Significant others” include persons living (regardless of sex, gender, etc.) in a spousal, domestic or committed relationship with an employee. If such a related party transaction is unavoidable, the nature of the related party transaction must be fully disclosed to the Company’s CEO. If determined to be material to the Company by the CEO, the Company’s Audit Committee must review and approve in writing in advance such related party transactions. The most significant related party transactions, particularly those involving the Company’s directors or executive officers, must be reviewed and approved in writing in advance by the Company’s Board. The Company must report all such material related party transactions under applicable accounting rules, federal securities laws, and United States Securities & Exchange Commission (“SEC”) rules and regulations, and securities market rules. Any dealings with a related party must be conducted in such a way that no preferential treatment is given to their business.

The Company discourages the employment of relatives and significant others in positions or assignments within the same department and prohibits the employment of such individuals in positions that have a financial dependence or influence (e.g., an auditing or control relationship, or a supervisor/subordinate relationship). The purpose of this policy is to prevent the organizational impairment and conflicts that are a likely outcome of the employment of relatives or significant others, especially in a supervisor/subordinate relationship. If a question arises about whether a relationship is covered by this policy, the CEO is responsible for determining whether an employee’s (or applicant, etc.) acknowledged relationship is covered by this policy. The CEO shall advise all affected Employees (and applicants) of this policy. Willfully withholding information regarding a prohibited relationship arrangement may be subject an employee to corrective action, up to and including termination. If a prohibited relationship exists or develops between two employees, the employee in the senior position must notify the employee’s supervisor. The Company retains the prerogative to separate the individuals at the earliest possible time, either by reassignment or by termination, if necessary.

(v)	Kick-backs; Unauthorized Benefits. It is a conflict of interest for a director, officer or employee to use, leverage or otherwise take advantage of their position with the Company to receive (directly or indirectly), from any third-party, including, but not limited to, any affiliate, supplier, customer, financier or bank, any type of monetary or non-monetary compensation, including, but not limited to, unauthorized or undisclosed cash, equity, crypto-currency and/or tokens, gifts, loans, positions or roles with other entities or businesses, acceptance of future employment, acceptance of future compensation, or benefits of any kind. If a director, officer or employee is offered any such corporate opportunity or kick-back, they are obligated to inform the CEO, who will determine whether such corporate opportunity constitutes a conflict of interest and is impermissible.

(vi)	Other Situations. Because other conflicts of interest may arise, it would be impractical to attempt to list all possible situations. Directors, officers and employees should consult the CEO if a proposed transaction or situation raises any questions or doubts.

D. Corporate Opportunities

Employees, officers and directors may not exploit Company specific corporate opportunities for their own personal gain, unless the Company specific corporate opportunity is fully disclosed in writing to the Company’s Board and the Board determines the Company will not pursue such corporate opportunity.

E. Protecting the Company’s Confidential Information

The Company’s confidential information is a valuable asset. The Company’s (and its subsidiaries’) “confidential information” includes, but is not limited to, its database of customer contacts, details regarding equipment procurement sources, names and lists of customers, suppliers and employees and financial information. This confidential information is the property of the Company and is or may also be protected by patent, trademark, copyright and trade secret laws. All confidential information must be used for Corporate business purposes only. Every director, officer, employee, agent and contractor has the responsibility to safeguard confidential information.

THE RESPONSIBILITY TO SAFEGUARN CONFIDENTIAL INFORMATION INCLUDES NOT DISCLOSING CONFIDENTIAL INFORMATION REGARDING THE COMPANY’S PRODUCTS OR BUSINESS OVER THE INTERNET OR ANY FORM OF ELECTRONIC OR SOCIAL MEDIA.

Each director, officer and employee is also responsible for properly labeling any and all documentation shared with or correspondence sent to the CEO or in-house or outside legal counsel as “Attorney-Client Privileged.” This responsibility includes the safeguarding, securing and proper disposal of confidential information in accordance with the Company’s policy on Maintaining and Managing Records set forth in Section I of this Code. This obligation extends to confidential information of third parties, which the Company has rightfully received under Non-Disclosure Agreements. See the Company’s policy dealing with “Handling the Confidential Information of Others” set forth in Section IV(D) of this Code.

(i)	Proprietary Information and Invention Agreement. When a director, officer or employee joins the Company they sign an agreement to protect and hold confidential the Company’s proprietary information. This agreement remains in effect for the entire term of employment with the Company and in most cases remains in effect thereafter (unless otherwise stated therein). Under the referenced agreement, the Company’s proprietary information may not be disclosed to anyone or used to benefit anyone other than the Company without the prior written consent of an authorized Company officer.

(ii)	Disclosure of Confidential Information. To further the Company’s business from time to time, confidential information of the Company may be disclosed to potential business partners. However, such disclosure should never be done without careful consideration of its potential benefits and risks. If, in consultation with a manager and other appropriate Company management, it is determined that disclosure of confidential information is necessary, the CEO and legal counsel should be contacted to ensure that an appropriate written non-disclosure agreement is signed prior to the disclosure. The Company has standard non-disclosure agreements suitable for most disclosures. A third-party’s non-disclosure agreement must not be signed and no changes should be accepted to the Company’s standard non-disclosure agreements without review and approval by the Company’s legal counsel. In addition, all Company materials that contain confidential information, including presentations, must be reviewed and approved by the CEO prior to publication or use.

Furthermore, any employee publication or publicly made statement that might be perceived or construed as attributable to the Company, made outside the scope of employment with the Company, must be reviewed in advance and approved in writing by the CEO and must include the Company’s standard disclaimer that the publication or statement represents the views of the specific author and not that of the Company.

(iii)	Requests by Regulatory Authorities. The Company and its directors, officers, employees, agents and contractors must cooperate with appropriate government inquiries and investigations. In this context, however, it is important to protect the legal rights of the Company with respect to its confidential information. All government requests for information, documents or investigative interviews must be referred to the CEO. No financial information may be disclosed without the prior approval of the Chief Financial Officer (“CFO”). No contract, agreement or other legal document may be disclosed without the prior approval of the Company’s legal counsel.

(iv)	Corporate Spokespeople. Specific policies have been established regarding the persons responsible for communicating information to the press and the financial markets. All media related inquiries should be referred to the CEO. The Company has designated its CEO and CFO as its spokespersons for all media matters. These designees are the only people who may communicate with the press or make official statements on behalf of the Company.

F. Obligations under Securities Laws: “Insider” Trading

The United States (“U.S.”) securities laws apply to everyone. In the normal course of business, officers, directors, employees, agents, contractors and consultants of the Company may come into possession of material, significant, sensitive, non-public information. This information is the property of the Company, and any director, officer or employee in possession of such information has been entrusted with it. No director, officer or employee may profit from it by buying or selling the Company’s securities on their own behalf or passing on the information to others to enable them to profit or for them to profit on behalf of such director, officer or employee. The purpose of this policy is both to inform employees of the legal responsibilities and to make clear that the misuse of material non-public information is contrary to Company policy and federal law, including, but not limited to, U.S. securities law.

Insider trading is a crime, penalized by fines for individuals up to 20 years in prison for criminal securities fraud and/or a fine of up to $5 million for each “willful” violation of the law and the regulations under it. Corporations face penalties of up to $25 million.

In addition, violators are usually charged with mail and wire fraud (which can lead to a sentence of up to 20 years in prison), more general “securities fraud” (up to 25 years in prison), and possibly even racketeering, tax evasion, and/or obstruction of justice. One can also expect civil penalties to result from the SEC’s enforcement action.

Employers and other control persons (including supervisory personnel) are also at risk under U.S. securities laws. Control persons may, among other things, face penalties of the greater of $5,000,000 or three times the profits made or losses avoided by the trader if they recklessly fail to take preventive steps to control insider trading.

Thus, it is important that insider-trading violations not occur. Stock market surveillance techniques are becoming increasingly sophisticated, and the chance that U.S. federal or other regulatory authorities will detect and prosecute even small-level trading is significant. Insider trading rules are strictly enforced, even in instances when the financial transactions seem small. Any questions about the ability to trade should be directed to the CFO.

The Company has imposed a trading blackout period on members of the Board, executive officers and certain designated employees who, as a consequence of their position with the Company, are more likely to be exposed to material non-public information about the Company. These directors, executive officers and employees generally may not trade in Corporate securities during the blackout periods. For more details, and to determine whether a trade restriction applies during trading blackout periods, each director, officer and employee should contact the Company’s CFO.

Directors, officers, employees, agents and contractors of the Company who violate this policy are also be subject to disciplinary action by the Company, which may include termination of employment or of business relationship.

G. Prohibition against Short Selling of Corporate Stock

No director, officer or other employee, agent or contractor (each a “Company Person”) may, directly or indirectly, sell any equity security, including derivatives, of the Company (1) if such Company Person does not own the security sold, or (2) if such Company Person owns the security, does not deliver it against such sale (a “short sale against the box”) within twenty (20) days thereafter, or does not within five (5) days after such sale, deposit it in the mail or other usual channels of transportation. No Company Person may engage in short sales. A “short sale”, as defined in this policy, means any transaction whereby a person may benefit from a decline in the Company’s stock price. Although not prohibited by law, the Company does not permit short sales by Company Persons.

H. Use of Company’s Assets

(i) General. Protecting the Company’s assets is the fiduciary responsibility of every director, officer, employee, agent and contractor. Care should be taken to ensure that assets are not misappropriated, loaned, disposed of, sold or donated, without appropriate authorization. All directors, officers, employees, agents and contractors are responsible for the proper use and supervision of Company assets, and must safeguard such assets against loss, damage, misuse or theft. Directors, officers, employees, agents or contractors who violate any aspect of this policy or who demonstrate poor judgment in the manner in which they use any Company asset may be subject to disciplinary action, up to and including termination of employment or business relationship at the Company’s sole discretion. Company assets are to be used for Company business purposes only. Directors, officers, employees, agents and contractors may not use Company assets for personal use, nor may they allow any other person to use Company assets. All questions regarding this policy should be brought to the attention of the CEO.

(ii) Physical Access Control. The Company has and will continue to develop procedures covering physical access control to ensure privacy of communications, maintenance of the security of the Company’s communication equipment, and safeguarding Company assets from theft, misuse and destruction. Each director, officer and employee is personally responsible for complying with the level of access control that has been implemented in the facility where such director, officer and employee works on a permanent or temporary basis and must not defeat or cause to be defeated the purpose for which the access control was implemented.

(iii) Corporate Funds. Every director, officer or employee is personally responsible for all Company funds over which control is exercised. Company agents and contractors should not be allowed to exercise control over Company funds. Company funds must be used only for Company business purposes. Every director, officer, employee, agent and contractor must take reasonable steps to ensure that the Company receives good value for Company funds spent and must maintain accurate and timely records of each and every expenditure. Expense reports must be accurate and submitted in a timely manner. Directors, officers, employees, agents and contractors must not use Company funds for any personal purpose.

(iv) Computers and Other Equipment. The Company strives to furnish directors, officers and employees with the equipment necessary to efficiently and effectively do their jobs. Each director, officer and employee must care for that equipment and use it responsibly only for Company business purposes. If Company equipment is used at home or off site, precautions must be taken to protect it from theft or damage. All Company equipment must be returned immediately upon termination of employment. While computers and other electronic devices are made accessible to directors, officers and employees to assist them to perform their jobs and to promote the Company’s interests, all such computers and electronic devices, whether used entirely or partially on the Company’s premises or with the aid of the Company’s equipment or resources, must remain fully accessible to the Company and, to the maximum extent permitted by law, will remain the sole and exclusive property of the Company. Directors, officers, employees, agents and contractors should have NO expectation of privacy with respect to information transmitted over, received by, or stored in any electronic communications device owned, leased, or operated in whole or in part by or on behalf of the Company. To the extent permitted by applicable law, the Company reserves the right to access to any information received by, transmitted by, or stored in any such electronic communications device, by and through its directors, officers, employees, agents, contractors, or representatives, at any time, either with or without a director’s, officer’s, employee’s or third party’s knowledge, consent or approval.

(v) Software. All software used by directors, officers and employees to conduct Company business must be appropriately licensed. Directors, officers and employees should never make or use illegal or unauthorized copies of any software, whether in the office, at home, or on the road, since doing so may constitute copyright infringement and may expose such director, officer, employee and the Company to potential civil and criminal liability. In addition, use of illegal or unauthorized copies of software may subject the director, officer and employee to disciplinary action, up to and including termination. The Company’s authorized information technology designee will inspect Company computers periodically to verify that only approved and licensed software has been installed. Any non-licensed/supported software will be removed.

(vi) Electronic Usage. The purpose of this policy is to make certain that directors, officers and employees utilize electronic communication devices in a legal, ethical, and appropriate manner. This policy addresses the Company’s responsibilities and concerns regarding the fair and proper use of all electronic communications devices within the organization, including computers, e-mail, connections to the internet, intranet and extranet and any other public or private networks, voice mail, video conferencing, facsimiles, and telephones. Posting or discussing information concerning the Company’s products or business on the internet without the prior written consent of the Company’s CEO is prohibited. Any other form of electronic communication used by directors, officers or employees currently or in the future is also intended to be encompassed under this policy. It is not possible to identify every standard and rule applicable to the use of electronic communications devices. Directors, officers and employees are therefore encouraged to use sound judgment whenever using any feature of our communications systems and are expected to review, understand and follow such policies and procedures.

I. Maintaining and Managing Records

The purpose of this policy is to set forth and convey the Company’s business and legal requirements in managing records, including all recorded information regardless of medium or characteristics. Records include, but are not limited to, paper documents, USB’s, CDs, computer hard disks, email, floppy disks, microfilm or all other media. Local, state, federal, foreign and other applicable laws, rules and regulations require the Company to retain certain records and to follow specific guidelines in managing its records. Civil and criminal penalties for failure to comply with such guidelines can be severe for directors, officers, employees, agents, contractors and the Company, and failure to comply with such guidelines may subject the director, officer, employee, agent or contractor to disciplinary action, up to and including termination of employment or business relationship at the Company’s sole discretion. All original executed documents that evidence contractual commitments or other obligations of the Company must be forwarded to the CEO promptly upon completion. Such documents will be maintained and retained in accordance with the Company’s record retention policies.

J. Records on Legal Hold.

A “legal hold” suspends all document destruction procedures in order to preserve appropriate records under special circumstances, such as litigation or government investigations. The CEO or legal counsel determines and identifies what types of Company records or documents are required to be placed under a legal hold. Every director, officer, employee, agent and contractor must comply with this policy. Failure to comply with this policy may subject the director, officer, employee, agent or contractor to disciplinary action, up to and including termination of employment or business relationship at the Company’s sole discretion.

The CEO will notify any director, officer or employee if a legal hold is placed on records for which that person is responsible. The necessary records must thereafter be preserved and protected in accordance with instructions from the CEO.

RECORDS OR SUPPORTING DOCUMENTS THAT HAVE BEEN PLACED UNDER A LEGAL HOLD MUST NOT BE DESTROYED, ALTERED OR MODIFIED UNDER ANY CIRCUMSTANCES.

A legal hold remains effective until it is officially released in writing by the CEO.

Any questions about whether a document has been placed under a legal hold should be directed to the CEO and the document should be preserved and protected until the CEO provides clarification.

K. Payment Practices

(i) Accounting Practices. The Company’s responsibilities to its stockholders and the investing public require that all transactions be fully and accurately recorded in the Company’s books and records in compliance with all applicable laws. False or misleading entries, unrecorded funds or assets, or payments without appropriate supporting documentation and approval are strictly prohibited and violate Company policy and the law. Additionally, all documentation supporting a transaction should fully and accurately describe the nature of the transaction and be processed in a timely fashion.

(ii) Political Contributions. The Company reserves the right to communicate its position on important issues to elected representatives and other government officials. It is the Company’s policy to comply fully with all local, state, federal, foreign and other applicable laws, rules and regulations regarding political contributions. The Company’s funds or assets must not be used for, or be contributed to, political campaigns or political practices under any circumstances without the prior written approval of the CEO and CFO and, if required, the Board.

(iii) Prohibition of Inducements. Under no circumstances may directors, officers, employees, agents or contractors offer to pay, make payment, promise to pay, or issue authorization to pay any money, gift, or anything of value to customers, vendors, consultants, or any other party that is perceived as intending, directly or indirectly, to improperly influence any business decision, any act or failure to act, any commitment of fraud, or opportunity for the commission of any fraud. Inexpensive gifts, infrequent business meals, celebratory events and entertainment, provided that they are not excessive or create an appearance of impropriety, do not violate this policy. Questions regarding whether a particular payment or gift violates this policy should be directed to the CEO.

L. Foreign Corrupt Practices Act.

The Company requires full compliance with the Foreign Corrupt Practices Act (“FCPA”) by all of its directors, officers, employees, agents, and contractors.

Under the anti-bribery and corrupt payment provisions of the FCPA it is illegal: to make any corrupt offer, payment, promise to pay, or authorization to pay any money, gift, or anything of value to any foreign official, or any foreign political party, candidate or official, for the purpose of influencing any act or failure to act in the official capacity of that foreign official or party; or induce a foreign official or party to use influence to affect a decision of a foreign government or agency, in order to obtain or retain business for anyone, or direct business to anyone.

All directors, officers, employees, agents and contractors, whether located in the U.S. or abroad, are responsible for following FCPA procedures and compliance with the FCPA.

All managers and supervisory personnel are expected to monitor continued compliance with the FCPA to ensure compliance with the highest moral, ethical and professional standards of the Company. FCPA compliance includes the Company’s policy on Maintaining and Managing Records in Section III(I) of this Code.

Laws in most countries outside of the U.S. also prohibit or restrict government officials or employees of government agencies from receiving payments, entertainment, or gifts for the purpose of winning or keeping business. No contract or agreement may be made with any business in which a government official or employee holds a significant interest, without the prior approval of the CEO.

M. Export Controls

A number of countries maintain controls on the destinations to which products or software may be exported. Some of the strictest export controls are maintained by the U.S. against countries that the U.S. government considers unfriendly or as supporting international terrorism. The U.S. regulations are complex and apply both to exports from the U.S. and to exports of products from other countries, when those products contain components or technology of U.S. origin. Software created in the U.S. is subject to these regulations even if duplicated and packaged abroad. In some circumstances, an oral presentation containing technical data made to foreign nationals in the U.S. may constitute a controlled export. The CEO can provide guidance on the countries that are deemed prohibited destinations for Company products or whether a proposed technical presentation to foreign nationals may require a U.S. Government license.

IV. RESPONSIBILITIES TO OUR CUSTOMERS AND OUR SUPPLIERS

A. Customer Relationships

Each time a director, officer or employee comes into contact with any Company customers or potential customers, that director, officer or employee represents the Company and should act in a manner that creates value for the Company’s customers and helps to build a relationship based upon trust. The Company and its employees have provided products and services for many years and have built up significant goodwill over that time. This goodwill is one of our most important assets, and the Company employees, agents and contractors must act to preserve and enhance our reputation.

B. Payments or Gifts from Others

Under no circumstances may directors, officers, employees, agents or contractors accept any offer, payment, promise to pay, or authorization to pay any money, gift, or anything of value from customers, vendors, consultants, or other party that is perceived as intended, directly or indirectly, to influence any business decision, any act or failure to act, any commitment of fraud, or opportunity for the commission of any fraud. Inexpensive gifts, infrequent business meals, celebratory events and entertainment, provided that they are not excessive or create an appearance of impropriety, do not violate this policy. Questions regarding whether a particular payment or gift violates this policy are to be directed to the CEO.

Gifts given by the Company to suppliers or customers or received from suppliers or customers should always be appropriate to the circumstances and should never be of a kind that could create an appearance of impropriety. The nature and cost must always be accurately recorded in the Company’s books and records.

C. Publications of Others

The Company subscribes to many publications that help directors, officers and employees do their jobs better. These include newsletters, reference works, online reference services, magazines, books, and other digital and printed works. Copyright law generally protects these works, and their unauthorized copying and distribution could constitute copyright infringement. Consent of the publisher of a publication must be obtained before copying publications or significant parts of them. Any questions about whether a publication may be copied should be directed to the CEO.

D. Handling the Confidential Information of Others

The Company has many kinds of business relationships with many companies and individuals. Sometimes such other companies and individuals will volunteer confidential information about their products or business plans to induce the Company to enter into a business relationship with them. At other times, the Company may request that a third-party provide confidential information to permit the Company to evaluate a potential business relationship with that party. The Company must take special care to handle the confidential information of others responsibly, regardless of how it was obtained. Such confidential information should be handled in accordance with the agreements with such third parties. See also the Company’s policy on Maintaining and Managing Records in Section III(I) of this Code.

(i)	Appropriate Non-Disclosure Agreements. Confidential information may take many forms, including an oral presentation about a company’s product development plans, which may contain protected trade secrets; a customer list or employee list; or a demo of an alpha version of a company’s new software, which may contain information protected by trade secret and copyright laws. Employees, officers and directors should never accept information offered by a third-party that is represented as confidential, or which appears from the context or circumstances to be confidential, unless an appropriate nondisclosure agreement has been signed with the party offering the information.

THE COMPANY’S LEGAL COUNSEL CAN PROVIDE NON-DISCLOSURE AGREEMENTS TO FIT ANY PARTICULAR SITUATION AND WILL COORDINATE APPROPRIATE EXECUTION OF SUCH AGREEMENTS ON BEHALF OF THE COMPANY.

Even after a non-disclosure agreement is in place, directors, officers and employees should accept only the information necessary to accomplish the purpose of receiving it, such as a decision on whether to proceed to negotiate a deal. If more detailed or extensive confidential information is offered and it is not necessary for immediate purposes, it should be refused.

(ii)	Need to Know. Once a third-party’s confidential information has been disclosed to the Company, the Company has an obligation to abide by the terms of the relevant non-disclosure agreement and limit its use to the specific purpose for which it was disclosed and to disseminate it only to other Company employees with a need to know the information. Every director, officer, employee, agent and contractor involved in a potential business relationship with a third party must understand and strictly observe the restrictions on the use and handling of confidential information. Any questions about how to handle any such information should be directed to the CEO.

(iii)	Notes and Reports. Any notes taken while reviewing the confidential information of a third party under a non-disclosure agreement, or any reports summarizing the results of the review or drawing conclusions about the suitability of a business relationship, can include confidential information disclosed by the other party and should be retained only long enough to complete the evaluation of the potential business relationship. Subsequently, they should be either destroyed or turned over to the CEO for safekeeping or destruction. As with any other disclosure of confidential information, these notes or reports should be marked as confidential and distributed only to those the Company employees with a need to know.

(iv)	Competitive Information. No director, officer or employee should attempt to obtain a competitor’s confidential information by improper means. While the Company may, and does, employ former employees of competitors, it recognizes and respects the obligations of those employees not to use or disclose the confidential information of their former employers.

E. Selecting Suppliers

The Company’s suppliers make significant contributions to the success of the Company. To create an environment where Company suppliers have an incentive to work with the Company, they must be confident that they will be treated lawfully and in an ethical manner. The Company’s policy is to purchase supplies based on need, quality, service, price and terms and conditions. The Company’s policy is to select significant suppliers or enter into significant supplier agreements though a competitive bid process where possible. Under no circumstances should any director, officer, employee, agent or contractor attempt to coerce suppliers in any way. The confidential information of a supplier is entitled to the same protection as that of any other third-party and must not be received before an appropriate non-disclosure agreement has been signed. A supplier’s performance should never be discussed with anyone outside the Company. A supplier to the Company is generally free to sell its products or services to any other party, including competitors of the Company. In some cases where the products or services have been designed, fabricated, or developed to our specifications the agreement between the parties may contain restrictions on sales.

F. Government Relations

It is the Company’s policy to comply fully with all applicable laws and regulations governing contact and dealings with government employees and public officials, and to adhere to high ethical, moral and legal standards of business conduct. This policy includes strict compliance with all local, state, federal, foreign and other applicable laws, rules and regulations. Any questions concerning government relations should be directed to the CEO.

G. Lobbying

Directors, officers, employees, agents or contractors whose work requires lobbying communication with any member or employee of a legislative body or with any government official or employee in the formulation of legislation must have prior written approval of such activity from the CEO. Activity covered by this policy includes meetings with legislators or members of their staffs or with senior executive branch officials. Preparation, research, and other background activities that are done in support of lobbying communication are also covered by this policy even if the communication ultimately is not made.

H. Government Contracts

It is the Company’s policy to comply fully with all applicable laws and regulations that apply to government contracting. It is also necessary to strictly adhere to all terms and conditions of any contract with local, state, federal, foreign or other applicable governments. The CEO and legal counsel must review and approve all contracts with any government entity.

I. Free and Fair Competition

Most countries have well-developed bodies of law designed to encourage and protect free and fair competition. The Company is committed to obeying both the letter and spirit of these laws. The consequences of not doing so can be severe.

These laws often regulate the Company’s relationships with its distributors, resellers, dealers, and customers. Competition laws generally address the following areas: pricing practices (including price discrimination), discounting, terms of sale, credit terms, promotional allowances, secret rebates, exclusive dealerships or distributorships, product bundling, restrictions on carrying competing products, termination, and many other practices.

Competition laws also govern, usually quite strictly, relationships between the Company and its competitors. As a general rule, contacts with competitors should be limited and should always avoid subjects such as prices or other terms and conditions of sale, customers, and suppliers. Employees, agents or contractors of the Company may not knowingly make false or misleading statements regarding its competitors or the products of its competitors, customers or suppliers. Participating with competitors in a trade association or in a standards creation body is acceptable when the association has been properly established, has a legitimate purpose, and has limited its activities to that purpose.

No director, officer, employee, agent or contractor shall at any time or under any circumstances enter into an agreement or understanding, written or oral, express or implied, with any competitor concerning prices, discounts, other terms or conditions of sale, profits or profit margins, costs, allocation of product or geographic markets, allocation of customers, limitations on production, boycotts of customers or suppliers, or bids or the intent to bid or even discuss or exchange information on these subjects. In some cases, legitimate joint ventures with competitors may permit exceptions to these rules, as may bona fide purchases from or sales to competitors on non-competitive products, but the CFO must review all such proposed ventures in advance. These prohibitions are absolute and strict observance is required.

Collusion among competitors is illegal, and the consequences of a violation are severe.

Although the spirit of these laws, known as “antitrust,” “competition,” “consumer protection” or unfair competition laws, is straightforward, their application to particular situations can be quite complex. To ensure that the Company complies fully with these laws, each director, officer and employee should have a basic knowledge of them and should involve the CEO early on when questionable situations arise.

J. Industrial Espionage

It is the Company’s policy to lawfully compete in the marketplace. This commitment to fairness includes respecting the rights of competitors and abiding by all applicable laws in the course of competing. The purpose of this policy is to maintain the Company’s reputation as a lawful competitor and to help ensure the integrity of the competitive marketplace. The Company expects its competitors to respect the rights of the Company to compete lawfully in the marketplace, and the Company must respect the competitors’ rights equally. Company directors, officers, employees, agents and contractors may not steal or unlawfully use the information, material, products, intellectual property, or proprietary or confidential information of anyone including suppliers, customers, business partners or competitors.

V. WAIVERS

Any waiver of any provision of this Code for a member of the Company’s Board or an executive officer must be approved in writing by the Company’s Board and promptly disclosed. Any waiver of any provision of this Code with respect any other employee, agent or contractor must be approved in writing by the CEO. Provisions of the Code may be carved out or exempted in a non-employee Board member’s service agreement or in an executive’s employment contract.

VI. DISCIPLINARY ACTIONS

The matters covered in this Code are of the utmost importance to the Company, its stockholders and its business partners, and are essential to the Company’s ability to conduct its business in accordance with its stated values. The Company expects all of its directors, officers, employees, agents, contractors and consultants to adhere to these rules in carrying out their duties for the Company.

The Company will take appropriate action against any director, officer, employee, agent, contractor or consultant whose actions are found to violate these policies or any other policies of the Company. Disciplinary actions may include immediate termination of employment or business relationship at the Company’s sole discretion. Where the Company has suffered a loss, it may pursue its remedies against the individuals or entities responsible. Where laws have been violated, the Company will cooperate fully with the appropriate authorities.

VII. ACKNOWLEDGMENT OF RECEIPT OF CODE OF BUSINESS CONDUCT AND ETHICS

I have received and read the Company’s Code of Business Conduct and Ethics. I understand the standards and policies contained in the Code and understand that there may be additional policies or laws specific to my job. I further agree to comply with the Code.

If I have questions concerning the meaning or application of the Code, any Company policies, or the legal and regulatory requirements applicable to my role, I know I can consult the CEO or my manager, as applicable, in confidence.

If I am an Employee, I acknowledge that I may report violations of the Code first to my manager then to the CEO.

Name:
Date:

Please sign and return this form to the CEO